                               DRESSER INDUSTRIES, INC.
                                      UNION PLAN
                                     (PLAN #196)










                               As Amended and Restated
                              Effective November 1, 1997

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                               DRESSER INDUSTRIES, INC.
                                      UNION PLAN



                                W I T N E S S E T H :


    WHEREAS, the Company has heretofore adopted the DRESSER INDUSTRIES, INC. UNION PLAN, hereinafter referred to as the "PLAN," for the benefit of certain of its employees; and

    WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

    NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of November 1, 1997, except as otherwise indicated herein:









                                     (i)

                                  TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

ARTICLE I      DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . .       I-1

ARTICLE II     PARTICIPATION. . . . . . . . . . . . . . . . . . . . .      II-1

ARTICLE III    CONTRIBUTIONS. . . . . . . . . . . . . . . . . . . . .     III-1

ARTICLE IV     ALLOCATIONS AND LIMITATIONS. . . . . . . . . . . . . .      IV-1

ARTICLE V      INVESTMENT FUNDS . . . . . . . . . . . . . . . . . . .       V-1

ARTICLE VI     RETIREMENT BENEFITS. . . . . . . . . . . . . . . . . .      VI-1

ARTICLE VII    DISABILITY BENEFITS. . . . . . . . . . . . . . . . . .     VII-1

ARTICLE VIII   SEVERANCE BENEFITS AND DETERMINATION
               OF VESTED INTEREST . . . . . . . . . . . . . . . . . .    VIII-1

ARTICLE IX     DEATH BENEFITS . . . . . . . . . . . . . . . . . . . .      IX-1

ARTICLE X      TIME AND FORM OF PAYMENT OF BENEFITS . . . . . . . . .       X-1

ARTICLE XI     IN-SERVICE WITHDRAWALS . . . . . . . . . . . . . . . .      XI-1

ARTICLE XII    LOANS. . . . . . . . . . . . . . . . . . . . . . . . .     XII-1

ARTICLE XIII   ADMINISTRATION OF THE PLAN . . . . . . . . . . . . . .    XIII-1

ARTICLE XIV    TRUSTEE AND ADMINISTRATION OF TRUST FUND . . . . . . .     XIV-1

ARTICLE XV     FIDUCIARY PROVISIONS . . . . . . . . . . . . . . . . .      XV-1

ARTICLE XVI    AMENDMENTS . . . . . . . . . . . . . . . . . . . . . .     XVI-1

ARTICLE XVII   DISCONTINUANCE OF CONTRIBUTIONS,
               TERMINATION, PARTIAL TERMINATION,
               AND MERGER OR CONSOLIDATION. . . . . . . . . . . . . .    XVII-1

ARTICLE XVIII  PARTICIPATING EMPLOYERS. . . . . . . . . . . . . . . .   XVIII-1

ARTICLE XIX    MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . .     XIX-1


                                    (ii)

                                      I.


                             DEFINITIONS AND CONSTRUCTION

    1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) ACCOUNT(S): A Member's Employee Contribution Account, Employer Contribution Account and Rollover Account, including the amounts credited thereto or debited therefrom.

(2)  ACT:  The Employee Retirement Income Security Act of 1974, as amended.

(3) ADDENDUM: An addendum to this Plan which shall constitute a part of this Plan and which describes specific provisions which are applicable to Members who are covered by a specific Union Contract. An Addendum may vary or supplement any provision of the Plan with respect to the Member covered by a specific Union Contract and, in such event, the variance or supplement shall control.

(4) BASE COMPENSATION: The portion of a Member's Compensation which is not Bonus Compensation.

(5) EMPLOYEE PRE-TAX CONTRIBUTIONS: Contributions made to the Plan by the Employer on a Member's behalf in accordance with the Member's elections to defer Base Compensation under the Plan's qualified cash or deferred arrangement as described in Section 3.1.

(6) EMPLOYEE BONUS CONTRIBUTIONS: Contributions made to the Plan by the Employer on a Member's behalf in accordance with the Member's elections to defer Bonus Compensation under the Plan's qualified cash or deferred arrangement as described in Section 3.2.

(7) BENEFICIARY: The person(s) designated in accordance with Section 9.2 by a Member to receive benefits payable from the Plan as a result of such Member's death.

(8) BENEFIT COMMENCEMENT DATE: With respect to each Member or Beneficiary, the date such Member's or Beneficiary's benefit is paid to him from the Trust Fund.

(9) BONUS COMPENSATION: The portion of a Member's Compensation which consists of annual bonus payments.

(10) CODE:  The Internal Revenue Code of 1986, as amended.

(11) COMMITTEE:  The Hourly Employee Benefits Committee of the Company.

(12) COMPANY:  Dresser Industries, Inc.

(13) COMPENSATION: The total of all cash wages received by a Member for services actually rendered or labor performed for the Employer while a Member, subject to the following adjustments and limitations:

     (A)  The following shall be excluded:

          (i) commissions and non-regular payments paid prior to November 1, 1997;

          (ii)  reimbursements and other expense allowances;

          (iii) cash and noncash fringe benefits;

          (iv)  moving expenses; and

          (v) Employer contributions to or payments from this or any other deferred compensation program, whether such program is qualified under section 401(a) of the Code or nonqualified.

     (B) Elective contributions made on a Member's behalf by the Employer that are not includable in income under section 125, section 402(e)(3), section 402(h), or section 403(b) of the Code shall be included.

     (C) The Compensation of any Member taken into account for purposes of the Plan shall be limited to $160,000 for any Plan Year with such limitation to be:

          (i) adjusted automatically to reflect any amendments to section 401(a)(17) of the Code and any cost-of-living increases authorized by section 401(a)(17) of the Code; and

          (ii) prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law.

(14) CONTROLLED ENTITY: Each corporation that is a member of a controlled group of corporations, within the meaning of section 1563(a) (determined without regard to sections 1563(a)(4) and 1563(e)(3)(C)) of the Code, of which the Employer is a member, each trade or business (whether or not incorporated) with which the Employer is under common control, and each member of an affiliated service group, within the meaning of section 414(m) of the Code, of which the Employer is a member.

(15) DIRECT ROLLOVER: A payment by the Plan to an Eligible Retirement Plan designated by a Distributee.

(16) DIRECTORS:  The Board of Directors of the Company.

(17) DISTRIBUTEE: Each (A) Member entitled to an Eligible Rollover Distribution, (B) Member's surviving spouse with respect to the interest of such surviving spouse in an Eligible Rollover

     Distribution, and (C) former spouse of a Member who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, with regard to the interest of such former spouse in an Eligible Rollover Distribution.

(18) EFFECTIVE DATE: November 1, 1997, as to this restatement of the Plan, except that those provisions of the Plan which are required to have an earlier effective date by applicable statute or regulation shall be effective as of such earlier date.

(19) ELIGIBLE RETIREMENT PLAN: (A) With respect to a Distributee other than a surviving spouse, an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified plan described in section 401(a) of the Code, which under its provisions accepts such Distributee's Eligible Rollover Distribution and (B) with respect to a Distributee who is a surviving spouse, an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code.

(20) ELIGIBLE ROLLOVER DISTRIBUTION: Any distribution of all or any portion of the Accounts of a Distributee other than (A) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary or for a specified period of ten years or more, (B) a distribution to the extent such distribution is required under section 401(a)(9) of the Code, (C) the portion of a distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), (D) a loan treated as a distribution under section 72(p) of the Code and not excepted by section 72(p)(2), (E) a loan in default that is a deemed distribution, (F) any corrective distribution provided in Sections 3.8 and 4.5(b), and (G) any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability.

(21) EMPLOYEE:  Each individual employed by the Employer.

(22) EMPLOYEE CONTRIBUTION ACCOUNT: An individual account for each Member, which is credited with the Employee Pre-tax Contributions and Employee Bonus Contributions made by the Employer on such Member's behalf and which is credited with (or debited for) such account's allocation of net income (or net loss) and changes in value of the Trust Fund and debited for such account's share of Plan expenses (including any Plan expense directly charged to such account as an expense specifically incurred for the benefit of such Member).

(23) EMPLOYER: The Company and each entity that has Employees who are eligible to participate in the Plan.

(24) EMPLOYER CONTRIBUTION ACCOUNT: An individual account for each Member, which is credited with the Employer Contributions made pursuant to a negotiated collective bargaining agreement on such Member's behalf and which is credited with (or debited for) such account's allocation of net income (or net loss) and changes in value of the Trust Fund and debited for such account's share of Plan expenses (including any Plan expense directly charged to such account as an expense specifically incurred for the benefit of such Member).

(25) EMPLOYER CONTRIBUTIONS: Contributions made to the Plan by the Employer pursuant to Section 3.4.

(26) EMPLOYMENT COMMENCEMENT DATE: The date on which an individual first performs an Hour of Service.

(27) HIGHLY COMPENSATED EMPLOYEE: Each Employee who performs services during the Plan Year for which the determination of who is highly compensated is being made (the "Determination Year") and who:

     (A) is a five-percent owner of the Employer (within the meaning of section 416(i)(1)(A)(iii) of the Code) at any time during the Determination Year or the twelve-month period immediately preceding the Determination Year (the "Look-Back Year"); or

     (B)  For the Look-Back Year

          (i) receives compensation (within the meaning of section 414(q)(4) of the Code; "compensation" for purposes of this Paragraph) in excess of $80,000 (with such amount to be adjusted automatically to reflect any cost-of-living adjustments authorized by section 414(q)(1) of the Code) during the Look-Back Year; and

          (ii) if the Committee elects the application of this clause in such Look-Back Year, is a member of the top 20% of Employees for the Look-Back Year (other than Employees described in section 414(q)(5) of the Code) ranked on the basis of compensation received during the year.

     For purposes of the preceding sentence, (i) all employers aggregated with the Employer under section 414(b), (c), (m), or (o) of the Code shall be treated as a single employer, (ii) a former Employee who had a separation year (generally, the Determination Year such Employee separates from service) prior to the Determination Year and who was an active Highly Compensated Employee for either such separation year or any Determination Year ending on or after such Employee's fifty-fifth birthday shall be deemed to be a Highly Compensated Employee, and (iii) the Committee may elect, in accordance with the provisions of applicable Treasury regulations, rulings and notices, to make the Look-Back Year calculation for a Determination Year on the basis of the calendar year ending with or within the applicable Determination Year (or, in the case of a Determination Year that is shorter than twelve months, the calendar year ending with or within the twelve-month period ending with the end of the applicable Determination Year). To the extent that the provisions of this Paragraph are inconsistent or conflict with the definition of a "highly compensated employee" set forth in section 414(q) of the Code and the Treasury regulations thereunder, the relevant terms and provisions of section 414(q) of the Code and the Treasury regulations thereunder shall govern and control.

(28) HOUR OF SERVICE: Each hour for which an individual is directly or indirectly paid, or entitled to payment, by the Employer or a Controlled Entity for the performance of duties

(29) INVESTMENT FUND: A portion of the Trust Fund that is invested in a specified manner as described in Section 5.1.

(30) LEASED EMPLOYEE. Any individual who is not an Employee but who is considered an employee pursuant to section 414(n) of the Code.

(31) MEMBER: Each individual who has met the eligibility requirements for participation in the Plan and elected to participate in the Plan.

(32) NORMAL RETIREMENT DATE:  The date a Member attains the age of sixty-five.

(33) PERIOD OF SERVICE: Each period of an individual's Service commencing on his Employment Commencement Date or a Reemployment Commencement Date, if applicable, and ending on a Severance from Service Date. Notwithstanding the foregoing, a period during which an individual is absent from Service by reason of the individual's pregnancy, the birth of a child of the individual, the placement of a child with the individual in connection with the adoption of such child by the individual, or for the purposes of caring for such child for the period immediately following such birth or placement shall not constitute a Period of Service between the first and second anniversary of the first date of such absence. A Period of Service shall also include any period required to be credited as a Period of Service by federal law other than the Act or the Code, but only under the conditions and to the extent so required by such federal law.

(34) PERIOD OF SEVERANCE: Each period of time commencing on an individual's Severance from Service Date and ending on a Reemployment Commencement Date.

(35) PLAN: The Dresser Industries, Inc. Union Plan, as amended from time to time.

(36) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year.

(37) REEMPLOYMENT COMMENCEMENT DATE: The first date upon which an individual performs an Hour of Service following a Severance from Service Date.

(38) ROLLOVER CONTRIBUTION ACCOUNT: An individual account for an Eligible Employee, which is credited with the Rollover Contributions of such Employee and which is credited with (or debited for) such account's allocation of net income (or net loss) and changes in value of the Trust Fund and debited for such account's share of Plan expenses (including any Plan expense directly charged to such account as an expense specifically incurred for the benefit of such Member).

(39) ROLLOVER CONTRIBUTIONS: Contributions made by an Eligible Employee pursuant to Section 3.5.

(40) SERVICE: The period of an individual's employment with the Employer or a Controlled Entity.

(41) SEVERANCE FROM SERVICE DATE: The earlier of (A) the first date on which an individual terminates his Service following his Employment Commencement Date or a Reemployment Commencement Date, if applicable, or (B) the first anniversary of the first date of a period in which an Employee remains absent from Service (with or without pay) with the Employer for any reason other than resignation, retirement, discharge, or death, such as vacation, holiday, leave of absence, disability, or lay-off that is not classified by the Employer as a termination of Service. Notwithstanding the foregoing, the Severance from Service Date of an individual who is absent from Service by reason of the individual's pregnancy, the birth of a child of the individual, the placement of a child with the individual in connection with the adoption of such child by the individual, or for purposes of caring for such child for the period immediately following such birth or placement shall be the second anniversary of the first date of such absence.

(42) TRUST: The trust established herein to hold and invest contributions made under the Plan, and income thereon, and from which the Plan benefits are distributed.

(43) TRUST FUND: The funds and properties held pursuant to the provisions hereof for the use and benefit of the Members, together with all income, profits, and increments thereto.

(44) TRUSTEE: The trustee or trustees qualified and acting hereunder at any time.

(45) UNION CONTRACT: With respect to any Employee, a collective bargaining agreement governing the terms and conditions of such Employee's employment by the Employer.

(46) VESTED INTEREST: The portion of a Member's Accounts which, pursuant to the Plan, is nonforfeitable.

(47) VESTING SERVICE: The measure of service used in determining a Member's Vested Interest as determined pursuant to Section 8.4.

    1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

    1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

    1.4 CONSTRUCTION. It is intended that the Plan be qualified within the meaning of section 401(a) of the Code and that the Trust be tax exempt under section 501(a) of the Code, and all provisions herein shall be construed in accordance with such intent.

                                     II.

                                 PARTICIPATION

    2.1 ELIGIBILITY. Each Employee whose employment with the Employer is subject to a Union Contract and whose collective bargaining unit has elected for its members to be eligible for coverage under the Plan shall be eligible to become a Member upon the first day of the first month coincident with or next following the later of the date on which such he completes one year of participation service or the date on which he attains the age of eighteen. Notwithstanding the foregoing:

         (a) An Employee who was a Member of the Plan, or who was eligible to become a Member of the Plan, prior to a termination of employment shall be eligible to remain or become a Member immediately upon his reemployment as an Employee who is eligible for coverage under the Plan;

         (b) An Employee who had completed one year of participation service but who had not attained the age of eighteen prior to a termination of his employment shall be eligible to become a Member immediately upon his reemployment as an Employee who is eligible for coverage under the Plan or his attainment of age eighteen, whichever is later; and

         (c) A Member who ceases to be an Employee who is eligible for coverage under the Plan but remains an Employee shall continue to be a Member but, on and after the date he ceases to be so eligible, he shall no longer be entitled to defer Base Compensation or Bonus Compensation hereunder or share in allocations of Employer Contributions unless and until he shall again become an Employee who is eligible for coverage under the Plan.

         (d) Leased Employees shall not be eligible to participate in the Plan.

    2.2  PARTICIPATION SERVICE.

         (a) Subject to the remaining Paragraphs of this Section, an individual shall be credited with participation service for purposes of
Section 2.1 in an amount equal to his aggregate Periods of Service whether or not such Periods of Service are completed consecutively.

         (b) Paragraph (a) above notwithstanding, if an individual terminates his Service (at a time other than during a leave of absence) and subsequently resumes his Service, if his Reemployment Commencement Date is within twelve months of his Severance from Service Date, such Period of Severance shall be treated as a Period of Service for purposes of Paragraph (a) above.

         (c) Paragraph (a) above notwithstanding, if an individual terminates his Service during a leave of absence and subsequently resumes his Service, if his Reemployment Commencement Date is within twelve months of the beginning of such leave of absence, such Period of Severance shall be treated as a Period of Service for purposes of Paragraph (a) above.

         (d) An individual who was employed prior to the Effective Date and who had not completed one year of participation service as of the Effective Date will also be deemed to have completed a year of participation service if he completes 1,000 or more Hours of Service during the first twelve months of his employment with the Employer.

    2.3 MEMBERSHIP. Any Employee who is eligible for coverage under the Plan may become a Member upon the date on which he first becomes eligible pursuant to
Section 2.1 by executing and filing with the Committee, within the time limits prescribed by the Committee, the forms prescribed by the Committee. If he does not become a Member upon the date on which he first becomes eligible pursuant to
Section 2.1, he may become a Member on the first day of any subsequent month by executing and filing with the Committee the forms prescribed by the Committee within the time limits prescribed by the Committee. If an Employer is obligated to make or has agreed to make Employer Contributions to the Plan on behalf of an Employee without regard to such Employee's election to defer Base Compensation or Bonus Compensation, such Employee shall automatically become a Member of the Plan upon the date he first satisfies the eligibility requirements of Section 2.1.

                                         III.

                                    CONTRIBUTIONS

    3.1 EMPLOYEE PRE-TAX CONTRIBUTIONS. A Member may elect to defer an integral percentage of from 1% to 12% (or such lesser percentage as may be prescribed from time to time by the Committee) of his Base Compensation for a Plan Year by having the Employer contribute the amount so deferred to the Plan. Base Compensation for a Plan Year not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Base Compensation pursuant to this Section shall be made by authorizing his Employer, in the manner prescribed by the Committee, to reduce his Base Compensation in the elected amount and the Employer, in consideration thereof, agrees to contribute an equal amount to the Plan. The reduction in a Member's Base Compensation for a Plan Year pursuant to his election hereunder shall be effected by Base Compensation reductions as of each payroll period within such Plan Year following the effective date of such election.

    3.2 EMPLOYEE BONUS CONTRIBUTIONS. A Member may elect to defer an integral percentage of from 0% to 100% of his Bonus Compensation for a Plan Year by having the Employer contribute the amount so deferred to the Plan. This contribution cannot exceed 12% of Base Compensation. Bonus Compensation for a Plan Year not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Bonus Compensation pursuant to this Section shall be made by authorizing his Employer, in the manner prescribed by the Committee, to reduce his Bonus Compensation in the elected amount and the Employer, in consideration thereof, agrees to contribute an equal amount to the Plan. The reduction in a Member's Bonus Compensation for a Plan Year pursuant to his election hereunder shall be effected as of the date or dates of payment of Bonus Compensation to the Member.

    3.3  COMPENSATION REDUCTION RULES.

         (a) A Member may make a separate Compensation reduction election pursuant to Section 3.1 and/or Section 3.2 or he may make a single combined Compensation reduction election as to both. A Compensation reduction election shall remain in force and effect for all periods following its effective date until modified or terminated or until the Member who made it terminates his employment. A Member who has elected to defer a portion of his Compensation may change his deferral election percentage (within the percentage limits set forth in Section 3.1 or 3.2, as applicable), by electing a new Compensation reduction percentage in the manner and within the time period prescribed by the Committee.

         (b) Effective at any time, a Member may cancel a Compensation reduction election in accordance with the provisions and within the time period prescribed by the Committee. A Member who so cancels a Compensation reduction election may make a new Compensation reduction election in the manner and within the time period prescribed by the Committee; provided, however, that a Member who cancels his Base Compensation reduction election may not resume Base Compensation deferrals until the expiration of three months following the date of such cancellation.


                                   III-1

         (c) In restriction of the Members' elections provided in Sections 3.1 and 3.2 above, the Employee Pre-tax Contributions and Employee Bonus Contributions and the elective deferrals (within the meaning of section 402(g)(3) of the Code) under all other plans, contracts, and arrangements of the Employer on behalf of any Member for any calendar year shall not exceed the dollar limit authorized by section 402(g) of the Code) for such calendar year.

         (d) In further restriction of the Members' elections provided in Sections 3.1 and 3.2 above, it is specifically provided that one of the "actual deferral percentage" tests set forth in section 401(k)(3) of the Code and the Treasury regulations thereunder must be met in each Plan Year.

         (e) If the restrictions set forth in Paragraph (c) or (d) above would not otherwise be met for any Plan Year, the Compensation deferral elections made pursuant to Sections 3.1 and 3.2 above of affected Members may be reduced by the Committee on a temporary and prospective basis in such manner as the Committee shall determine.

         (f) As soon as administratively feasible following the end of each month, the Employer shall contribute to the Trust, with respect to each Member, the amount of Compensation elected to be deferred, pursuant to Section 3.1 above (as adjusted pursuant to Paragraph (e) above), by such Member during such month. As soon as administratively feasible following the end of each month, the Employer shall contribute to the Trust, with respect to each Member, the amount of Compensation elected to be deferred, pursuant to Section 3.2 above (as adjusted pursuant to Paragraph (e) above), by such Member during such month. Such contributions, as well as the contributions made pursuant to Section 3.4 shall be made without regard to current or accumulated profits of the Employer. Notwithstanding the foregoing, the Plan is intended to qualify as a profit sharing plan for purposes of sections 401(a), 402, 412, and 417 of the Code.

    3.4 EMPLOYER CONTRIBUTIONS. For each Plan Year, the Employer shall contribute to the Trust on behalf of each Member the amount, if any, the Employer is obligated to contribute to the Plan under the Member's Union Contract.

    3.5  ROLLOVER CONTRIBUTIONS.

         (a) Qualified Rollover Contributions may be made to the Plan by any Employee who is eligible for Plan coverage of amounts received by such Employee from an individual retirement account or annuity or from an employees' trust described in section 401(a) of the Code, which is exempt from tax under section 501(a) of the Code, but only if any such Rollover Contribution is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations promulgated thereunder. A Rollover Contribution of amounts that are "eligible rollover distributions" within the meaning of section 402(f)(2)(A) of the Code may be made to the Plan irrespective of whether such eligible rollover distribution was paid to the Employee or paid to the Plan as a "direct" Rollover
Contribution.   A direct Rollover Contribution to the Plan may be effectuated only by wire transfer directed to the Trustee or by issuance of a check made payable to the Trustee, which is negotiable only by the Trustee and which identifies the Employee for whose benefit the Rollover Contribution is being made. Any Employee desiring to effect a Rollover Contribution to the Plan must execute and file with the Committee the form prescribed by the Committee for such purpose.


                                   III-2

The Committee may require as a condition to accepting any Rollover Contribution that such Employee furnish any evidence that the Committee in its discretion deems satisfactory to establish that the proposed Rollover Contribution is in fact eligible for rollover to the Plan and is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations. All Rollover Contributions to the Plan must be made in cash. A Rollover Contribution shall be credited to the Rollover Contribution Account of the Employee for whose benefit such Rollover Contribution is being made as of the last day of the month in which such Rollover Contribution is made.

         (b) An Employee who has made a Rollover Contribution in accordance with this Section, but who has not otherwise become a Member of the Plan in accordance with Article II, shall become a Member coincident with such Rollover Contribution; provided, however, that such Member shall not have a right to defer Compensation or have Employer Contributions made on his behalf until he has otherwise satisfied the requirements imposed by Article II.

    3.6 RETURN OF CONTRIBUTIONS. Anything to the contrary herein notwithstanding, the Employer's contributions to the Plan are contingent upon the deductibility of such contributions under section 404 of the Code. To the extent that a deduction for contributions is disallowed, such contributions shall, upon the written demand of the Employer, be returned to the Employer by the Trustee within one year after the date of disallowance, reduced by any net losses of the Trust Fund attributable thereto but not increased by any net earnings of the Trust Fund attributable thereto. Moreover, if Employer contributions are made under a mistake of fact, such contributions shall, upon the written demand of the Employer, be returned to the Employer by the Trustee within one year after the payment thereof, reduced by any net losses of the Trust Fund attributable thereto but not increased by any net earnings of the Trust Fund attributable thereto.

    3.7  DISPOSITION OF EXCESS DEFERRALS.

         (a) Anything to the contrary herein notwithstanding, any Employee Pre-tax Contributions and Employee Bonus Contributions to the Plan for a calendar year on behalf of a Member in excess of the limitations set forth in
Section 3.3 and any "excess deferrals" from other plans allocated to the Plan by such Member no later than March 1 of the next following calendar year within the meaning of, and pursuant to the provisions of, section 402(g)(2) of the Code, shall be distributed to such Member not later than April 15 of the next following calendar year.

         (b) Anything to the contrary herein notwithstanding, if, for any Plan Year, the aggregate Employee Pre-tax Contributions and Employee Bonus Contributions made by the Employer on behalf of Highly Compensated Employees exceeds the maximum amount of Employee Pre-tax Contributions and Employee
Bonus Contributions permitted on behalf of such Highly Compensated Employees pursuant to Section 3.3(d) (determined by reducing Employee Pre-tax Contributions and Employee Bonus Contributions on behalf of Highly
Compensated Employees in order of the highest dollar amounts contributed on behalf of such Highly Compensated Employees in accordance with section 401(k)(8)(C) of the Code and the Treasury regulations thereunder), such excess shall be distributed to the Highly Compensated Employees on whose behalf such excess was contributed before the end of the next following Plan Year.


                                   III-3

         (c) Any distribution or forfeiture of excess deferrals or excess contributions pursuant to the provisions of this Section shall be adjusted for income or loss allocated thereto in the manner determined by the Committee in accordance with any method permissible under applicable Treasury regulations. Any forfeiture pursuant to the provisions of this Section shall be considered to have occurred on the date which is 2 1/2 months after the end of the Plan Year.












                                   III-4

                                         IV.

                             ALLOCATIONS AND LIMITATIONS

    4.1 SUSPENDED AMOUNTS. All contributions, forfeitures, and the net income (or net loss) of the Trust Fund shall be held in suspense until allocated to the Accounts of the Members as provided herein.

    4.2  ALLOCATION OF CONTRIBUTIONS.

         (a) Employee Pre-tax Contributions and Employee Bonus Contributions made by the Employer on a Member's behalf month pursuant to Section 3.1 and
Section 3.2 shall be allocated to such Member's Employee Contribution Account as received.

         (b) Employer Contributions, if any, made on behalf of a Member pursuant to Section 3.3 for a Plan Year shall be allocated to the Employer Contribution Account of such Member.

         (c) Rollover Contributions made to the Plan by a Member shall be allocated to such Member's Rollover Contribution Account as received.

         (d) All contributions to the Plan shall be considered allocated to Members' Accounts no later than the last day of the Plan Year for which they were made, as determined pursuant to Article III, except that, for purposes of
Section 4.4, contributions shall be considered allocated to Members' Accounts when received by the Trustee

    4.3 APPLICATION OF FORFEITURES. Any amounts that are forfeited under any provision hereof during a Plan Year shall be applied to reduce Employer Contributions next coming due. Prior to such application, forfeited amounts shall continue to be invested in the same Investment Fund(s) in which they were invested immediately prior to their forfeiture.

    4.4 VALUATION OF ACCOUNTS. All amounts contributed to the Trust Fund shall be invested at the time of their receipt by the Trustee, and the balance of each Account shall reflect the result of daily pricing of the assets in which such Account is invested from the time of receipt by the Trustee until the time of distribution.

    4.5  LIMITATIONS AND CORRECTIONS.

         (a) For purposes of this Section, the following terms and phrases shall have these respective meanings:

              (1) "Annual Additions" of a Member for any Limitation Year shall mean the total of (A) the employer contributions, employee contributions, and forfeitures, if any, allocated to such Member's Accounts for such year,
    (B) Member's contributions, if any, (excluding any Rollover Contributions) for such year, and (C) amounts referred to in sections 415(l)(1) and 419A(d)(2) of the Code.

              (2)  "Limitation Year" shall mean the Plan Year.

              (3) "Maximum Annual Additions" of a Member for any Limitation Year shall mean the lesser of (A) $30,000 (or, if greater, one-fourth of the defined benefit dollar limitation in effect under section 415(b)(1)(A) of the Code for such Limitation Year) or (B) 25% of such Member's compensation, within the meaning of section 415(c)(3) of the Code and applicable Treasury regulations thereunder, during such year.

         (b) Contrary Plan provisions notwithstanding, in no event shall the Annual Additions credited to a Member's Accounts for any Limitation Year exceed the Maximum Annual Additions for such Member for such year. If as a result of a reasonable error in estimating a Member's compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of section 402(g)(3) of the Code) that may be made with respect to any individual under the limits of section 415 of the Code, or because of other limited facts and circumstances, the Annual Additions that would be credited to a Member's Accounts for a Limitation Year would nonetheless exceed the Maximum Annual Additions for such Member for such year, the excess Annual Additions which, but for this Section, would have been allocated to such Member's Accounts shall be disposed of as follows:

              (1) First, any such excess Annual Additions in the form of employee contributions on behalf of such Member shall be distributed to such Member, adjusted for income or loss allocated thereto;

              (2) Next, any such excess Annual Additions in the form of employer contributions shall, to the extent such amounts would otherwise have been allocated to such Member's Accounts, be treated as a forfeiture.

         (c) For purposes of determining whether the Annual Additions under this Plan exceed the limitations herein provided, all defined contribution plans of the Employer are to be treated as one defined contribution plan. In addition, all defined contribution plans of Controlled Entities shall be aggregated for this purpose. For purposes of this Section only, a "Controlled Entity" (other than an affiliated service group member within the meaning of section 414(m) of the Code) shall be determined by application of a more than 50% control standard in lieu of an 80% control standard. If the Annual Additions credited to a Member's Accounts for any Limitation Year under this Plan plus the additions credited on his behalf under other defined contribution plans required to be aggregated pursuant to this Paragraph would exceed the Maximum Annual Additions for such Member for such Limitation Year, the Annual Additions under this Plan and the additions under such other plans shall be reduced on a pro rata basis and allocated, reallocated, or returned in accordance with applicable plan provisions regarding Annual Additions in excess of Maximum Annual Additions.

         (d) In the case of a Member who also participated in a defined benefit plan of the Employer or a Controlled Entity (as defined in Paragraph (c) above), the Employer shall reduce the Annual Additions credited to the Accounts of such Member under this Plan pursuant to the provisions of Paragraph (b) to the extent necessary to prevent the limitation set forth in section 415(e) of the Code from being exceeded. Notwithstanding the foregoing, the provisions of this Paragraph shall apply only if such defined benefit plan does not provide for a reduction of benefits thereunder to ensure that the limitation set forth in section 415(e) of the Code is not exceeded.

         (e) If the limitations set forth in this Section would not otherwise be met for any Limitation Year, the Compensation deferral elections pursuant to
Section 3.1 of affected Members may be reduced by the Committee on a temporary and prospective basis in such manner as the Committee shall determine.

                                          V.

                                   INVESTMENT FUNDS

    5.1  INVESTMENT OF ACCOUNTS.

         (a) Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to each of his Accounts shall be invested from among the Investment Funds made available from time to time by the Committee. With respect to each of a Member's Accounts, such Member may designate one of such Investment Funds for all the amounts allocated to such Account or he may split the investment of the amounts allocated to such Account between such Investment Funds in such increments as the Committee may prescribe. If a Member fails to make a designation, then his Accounts shall be invested in the Investment Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

         (b) A Member may change his investment designation for future contributions to be allocated to any one or all of his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

         (c) A Member may elect to convert his investment designation with respect to the amounts already allocated to one or more of his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

                                      VI.

                              RETIREMENT BENEFITS

    6.1 RETIREMENT BENEFITS. A Member who terminates his employment on or after his Normal Retirement Date shall be entitled to a retirement benefit, payable at the time and in the form provided in Article X, equal in value to the sum of:

         (a)  The value of his Accounts on his Benefit Commencement Date; and

         (b) If such Member's Benefit Commencement Date occurs prior to the close of the Plan Year during which his termination of employment occurred, the amount of such Member's allocation of Employer Contributions for such Plan Year.

                                     VII.

                             DISABILITY BENEFITS

    7.1 DISABILITY BENEFITS. In the event a Member's employment is terminated, and such Member is totally and permanently disabled, as determined pursuant to Section 7.2, such Member shall have a 100% Vested Interest and be entitled to a disability benefit, payable at the time and in the form provided in Article X, equal in value to the sum of:

         (a)  The value of his Accounts on his Benefit Commencement Date; and

         (b) If such Member's Benefit Commencement Date occurs prior to the close of the Plan Year during which such disability was determined, the amount of such Member's allocation of Employer Contributions Plan Year.

    7.2 TOTAL AND PERMANENT DISABILITY DETERMINED. A Member shall be considered totally and permanently disabled if the Committee determines, based on a written medical opinion from a physician approved by the Employer (unless waived by the Committee as unnecessary), that such Member is permanently incapable of performing any substantial gainful employment for physical or mental reasons or if he has applied for and become eligible for Social Security disability benefits.

                                     VII-1

                                    VIII.

                       DETERMINATION OF VESTED INTEREST

    8.1 NO BENEFITS UNLESS HEREIN SET FORTH. Except as set forth in this Article, upon termination of employment of a Member prior to his Normal Retirement Date for any reason other than total and permanent disability or death, such Member shall acquire no right to any benefit from the Plan or the Trust Fund.

    8.2 VESTING. Each Member whose employment is terminated prior to his Normal Retirement Date for any reason other than total and permanent disability or death shall be entitled to the member's Vested Interest, payable at the time and in the form provided in Article X, equal in value to the sum of:

         (a) His Vested Interest in the value of his Accounts on his Benefit Commencement Date; and

         (b) If such Member's Benefit Commencement Date occurs prior to the close of the Plan Year during which his termination of employment occurred, the amount of such Member's Vested Interest in his allocation of Employer Contributions for such Plan Year.

    8.3  DETERMINATION OF VESTED INTEREST.

         (a) A Member shall have a 100% Vested Interest in his Employee Contribution Account and Rollover Account at all times.

         (b) Unless specifically provided for otherwise in an Addendum, a Member's Vested Interest in his Employer Contribution Account shall be determined by such Member's years of Vesting Service in accordance with the following schedule:

      YEARS OF VESTING SERVICE        VESTED INTEREST
      ------------------------        ---------------
     Less than     5    years                0%
                   5    years or more      100%

         (c) Paragraph (b) above notwithstanding, a Member shall have a 100% Vested Interest in his Employer Contribution Account upon attainment of his Normal Retirement Date while employed by the Employer or a Controlled Entity.

    8.4  VESTING SERVICE.

         (a) For the period preceding the Effective Date, subject to the provisions of Paragraphs (e) and (f) below, an individual shall be credited with Vesting Service in an amount equal to all service credited to him for vesting purposes under the Plan as it existed on the day prior to the Effective Date.

                                     VIII-1

         (b) On and after the Effective Date, subject to the remaining Paragraphs of this Section, an individual shall be credited with Vesting Service in an amount equal to his aggregate Periods of Service whether or not such Periods of Service are completed consecutively.

         (c) Paragraph (b) above notwithstanding, if an individual terminates his Service (at a time other than during a leave of absence) and subsequently resumes his Service, if his Reemployment Commencement Date is within twelve months of his Severance from Service Date, such Period of Severance shall be treated as a Period of Service for purposes of Paragraph (b) above.

         (d) Paragraph (b) above notwithstanding, if an individual terminates his Service during a leave of absence and subsequently resumes his Service, if his Reemployment Commencement Date is within twelve months of the beginning of such leave of absence, such Period of Severance shall be treated as a Period of Service for purposes of Paragraph (b) above.

         (e) In the case of an individual who terminates employment at a time when he does not have any Vested Interest in his Employer Contribution Account and who then incurs a Period of Severance that equals or exceeds the greater of five years or his aggregate Period of Service completed before such Period of Severance, such individual's Period of Service completed before such Period of Severance shall be disregarded in determining his years of Vesting Service.

         (f) In the case of a Member who incurs a Period of Severance of five consecutive years, such Member's years of Vesting Service completed after such Period of Severance shall be disregarded in determining such Member's Vested Interest in any Plan benefits derived from Employer Contributions on his behalf prior to such Period of Severance.

    8.5  FORFEITURES.

         (a) With respect to a Member who terminates employment with the Employer with a Vested Interest in his Employer Contribution Account that is less than 100% and either is not entitled to a distribution from the Plan or receives an immediate lump sum distribution from the Plan of the balance of his Vested Interest in his Accounts, the forfeitable amount of the terminated Member's Employer Contribution Account shall become a forfeiture as of his Benefit Commencement Date (or as of his date of termination of employment if no amount is payable from the Trust Fund on behalf of such Member with such Member being considered to have received a distribution of zero dollars on his date of termination of employment). For purposes of this Paragraph (a), an immediate lump sum distribution is a distribution to a Member in the form of a lump sum distribution by the close of the second Plan Year following the Plan Year in which his employment is terminated.

         (b) In the event that an amount credited to a terminated Member's Employer Contribution Account becomes a forfeiture pursuant to Paragraph (a) above, the terminated Member shall, upon subsequent reemployment with the Employer prior to incurring a Period of Severance of five consecutive years, have the forfeited amount restored to such Member's Employer Contribution Account, unadjusted by any subsequent gains or losses of the Trust Fund; provided, however, that such restoration shall be made only if such Member repays in cash an amount equal to the amount so distributed to him pursuant to Paragraph (a) above within five years from the date the Member is reemployed. A reemployed Member who was not entitled to a distribution from the Plan on his date

                                     VIII-2
of termination of employment shall be considered to have repaid a distribution of zero dollars on the date of his reemployment. Any such restoration shall be made as soon as administratively feasible following the date of repayment. Notwithstanding anything to the contrary in the Plan, forfeited amounts to be restored by the Employer pursuant to this Paragraph shall be charged against and deducted from forfeitures for the Plan Year in which such amounts are restored that would otherwise be available to reduce Employer Contributions.
If such forfeitures otherwise available are not sufficient to provide such restoration, any additional amount needed to restore such forfeited amounts shall be a minimum required Employer Discretionary Contribution.

         (c) With respect to a Member whose Vested Interest in his Employer Contribution Account is less than 100% and who makes a withdrawal from or receives a termination distribution from his Employer Contribution Account other than a lump sum distribution by the close of the second Plan Year following the Plan Year in which his employment is terminated, any amount remaining in his Employer Contribution Account shall continue to be maintained as a separate account. At any relevant time, such Member's nonforfeitable portion of his separate account shall be determined in accordance with the following formula:

                             X=P(AB + (R X D)) - (R X D)

For purposes of applying the formula: X is the nonforfeitable portion of such separate account at the relevant time; P is the Member's Vested Interest in his Employer Contribution Account at the relevant time; AB is the balance of such separate account at the relevant time; R is the ratio of the balance of such separate account at the relevant time to the balance of such separate account after the withdrawal or distribution; and D is the amount of the withdrawal or distribution. For all other purposes of the Plan, a Member's separate account shall be treated as an Employer Contribution Account. Upon his incurring a Period of Severance of five consecutive years, the forfeitable portion of a terminated Member's separate account and Employer Contribution Account shall be forfeited as of the end of the Plan Year during which the terminated Member completes such Period of Severance.

         (d) Distributions of benefits described in this Section shall be subject to the time of payment requirements of Section 10.1.


                                     VIII-3

                                      IX.

                                 DEATH BENEFITS

    9.1 DEATH BENEFITS. Upon the death of a Member while an Employee, he shall have a 100% Vested Interest and his Beneficiary shall be entitled to a death benefit payable at the time and in the form provided in Article X, equal in value to the sum of:

         (a)  The value of his Accounts on his Benefit Commencement Date; and

         (b) If such Member's Benefit Commencement Date occurs prior to the close of the Plan Year during which his death occurred, the amount of such Member's allocation of Employer Contributions for such Plan Year.

    9.2  DESIGNATION OF BENEFICIARIES.

         (a) Each Member shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death.
Each such designation shall be made by executing the Beneficiary designation form prescribed by the Committee and filing such form with the Committee. Any such designation may be changed at any time by such Member by execution of a new designation in accordance with this Section. Notwithstanding the foregoing, if a Member who is married on the date of his death designates an individual or entity other than his surviving spouse as his Beneficiary, such designation shall not be effective unless (1) such spouse has consented thereto in writing and such consent (A) acknowledges the effect of such specific designation, (B) either consents to the specific designated Beneficiary (which designation may not subsequently be changed by the Member without spousal consent) or expressly permits such designation by the Member without the requirement of further consent by the spouse, and (C) is witnessed by a Plan representative (other than the Member) or a notary public or (2) the consent of such spouse cannot be obtained because such spouse cannot be located or because of other circumstances described by applicable Treasury regulations. Any such consent by such surviving spouse shall be irrevocable.

         (b) If no Beneficiary designation is on file with the Committee at the time of the death of the Member or if such designation is not effective for any reason as determined by the Committee, the designated Beneficiary or Beneficiaries to receive such death benefit shall be as follows:

              (1) If a Member leaves a surviving spouse, his death benefit shall be paid to such surviving spouse;

              (2) If a Member leaves no surviving spouse, his death benefit shall be paid to such Member's executor or administrator or to his heirs at law if there is no administration of such Member's estate.

                                       X.

                      TIME AND FORM OF PAYMENT OF BENEFITS

    10.1 TIME OF PAYMENT.

         (a) Subject to the provisions of the remaining Paragraphs of this Section, a Member's Benefit Commencement Date shall be as soon as administratively feasible after the date the Member or his Beneficiary becomes entitled to a benefit pursuant to Article VI, VII, VIII, or IX.

         (b) Unless (1) the Member has attained age sixty-five or died, (2) the Member consents to a distribution pursuant to Paragraph (a) within the ninety-day period ending on the date payment of his benefit hereunder is to commence pursuant to Paragraph (a), or (3) the Member's Vested Interest in his Accounts is not in excess of $3,500 ($5,000, as adjusted by cost-of-living adjustments, commencing January 1, 1998), the Member's Benefit Commencement Date shall be deferred to the date which is as soon as administratively feasible after the Valuation Date coincident with or next succeeding the earlier of the date the Member attains age sixty-five or the Member's date of death, or such earlier Valuation Date as the Member may elect by written notice to the Committee prior to such Valuation Date. No less than thirty days (unless such thirty-day period is waived by an affirmative election in accordance with applicable Treasury regulations) and no more than ninety days before his Benefit Commencement Date, the Committee shall inform the Member of his right to defer his Benefit Commencement Date and shall describe the Member's Direct Rollover election rights pursuant to Section 10.5 below.

         (c) A Member's Benefit Commencement Date shall in no event be later than the sixtieth day following the close of the Plan Year during which such Member attains, or would have attained, his Normal Retirement Date or, if later, terminates his employment with the Employer or a Controlled Entity.

         (d) A Member's Benefit Commencement Date shall be in compliance with the provisions of section 401(a)(9) of the Code and applicable Treasury regulations thereunder and shall in no event be later than:

              (1) April 1 of the calendar year following the later of (A) the calendar year in which such Member attains the age of seventy and one-half or (B) the calendar year in which such Member terminates his employment with the Employer (provided, however, that clause (B) of this sentence shall not apply either in the case of a Member who is a "five-percent owner" (as defined in section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Member attains the age of seventy and one-half) or in the case of a Member who attains the age of seventy and one-half prior to January 1, 1999; and

              (2) In the case of a benefit payable pursuant to Article IX, the last day of the five-year period following the death of such Member.

The preceding provisions of this Section notwithstanding, a Member may not elect to defer the receipt of his benefit hereunder to the extent that such deferral creates a death benefit that is more than incidental within the meaning of section 401(a)(9)(G) of the Code and applicable Treasury regulations thereunder.

         (e) Subject to the provisions of Paragraph (d), a Member's Benefit Commencement Date shall not occur while the Member is employed by the Employer or any Controlled Entity.

    10.2 FORM OF PAYMENT.

         A Member's benefit shall be provided from the balance of such Member's Accounts under the Plan and shall be paid in one lump sum in cash on the Member's Benefit Commencement Date. The Member's benefit shall be paid to the Member unless the Member has died prior to his Benefit Commencement Date, in which case the Member's benefit shall be paid to his Beneficiary.

    10.3 DIRECT ROLLOVER ELECTION. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have all or any portion of an Eligible Rollover Distribution (other than any portion attributable to the offset of an outstanding loan balance of such Member pursuant to the Plan's loan procedure) paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The preceding sentence notwithstanding, a Distributee may elect a Direct Rollover pursuant to this Section only if such Distributee's Eligible Rollover Distributions during the Plan Year are reasonably expected to total $200 or more. Furthermore, if less than 100% of the Member's Eligible Rollover Distribution is to be a Direct Rollover, the amount of the Direct Rollover must be $500 or more. Prior to any Direct Rollover pursuant to this Section, the Committee may require the Distributee to furnish the Committee with a statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is, or is intended to be, an Eligible Retirement Plan.

    10.4 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or Beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan in the manner provided in Section 8.5(b).

    10.5 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or Beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

         (a) State the specific reason or reasons for the denial or modification;

         (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

         (c) Provide a description of any additional material or information necessary for the Member, his Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

         (d)  Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his Beneficiary, or a representative of such Member or Beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his Beneficiary, or the representative of such Member or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his Beneficiary or the representative of such Member or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, Beneficiary, or the representative of such Member or Beneficiary prior to the commencement of the extension period.

                                      XI.

                             IN-SERVICE WITHDRAWALS


    11.1 IN-SERVICE WITHDRAWALS.

         (a) A Member who has attained age fifty-nine and one-half may withdraw from his Accounts an amount not exceeding the then value of his Vested Interest in such Accounts.

         (b) A Member who has a financial hardship, as determined by the Committee, and who has made all available withdrawals pursuant to the Paragraphs above and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member and who has obtained all available loans pursuant to Article XII and pursuant to the provisions of any other plans of the Employer and any Controlled Entities of which he is a member may withdraw from his Employee Contribution Account and Rollover Account amounts not to exceed the amount determined by the Committee as being available for withdrawal pursuant to this Paragraph. Such withdrawal shall be made first from his Rollover Account and second from his Employee Contribution Account. For purposes of this Paragraph, financial hardship shall mean the immediate and heavy financial needs of the Member. A withdrawal based upon financial hardship pursuant to this Paragraph shall not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Member. The amount required to meet the immediate financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. The determination of the existence of a Member's financial hardship and the amount required to be distributed to meet the need created by the hardship shall be made by the Committee. The decision of the Committee shall be final and binding, provided that all Members similarly situated shall be treated in a uniform and nondiscriminatory manner. A withdrawal shall be deemed to be made on account of an immediate and heavy financial need of a Member if the withdrawal is for:

              (1) Expenses for medical care described in section 213(d) of the Code previously incurred by the Member, the Member's spouse, or any dependents of the Member (as defined in section 152 of the Code) or necessary for those persons to obtain medical care described in section 213(d) of the Code and not reimbursed or reimbursable by insurance;

              (2) Costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

              (3) Payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Member or the Member's spouse, children, or dependents (as defined in section 152 of the Code);

              (4) Payments necessary to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence; or

              (5) Such other financial needs that the Commissioner of Internal Revenue may deem to be immediate and heavy financial needs through the publication of revenue rulings, notices, and other documents of general applicability.

The above notwithstanding, withdrawals under this Paragraph from a Member's Employee Contribution Account shall be limited to the sum of the Member's Employee Contributions to the Plan, plus income allocable thereto and credited to the Member's Employee Contribution Account as of the Valuation Date coincident with or next preceding December 31, 1988, less any previous withdrawals of such amounts. The above further notwithstanding, a Member may not make a hardship withdrawal pursuant to this Section 11.1 unless the amount required to meet the immediate financial need and not reasonably available from other resources of the Member requesting the withdrawal is at least equal to $1,000.00.

If you take a hardship withdrawal, all contributions to your account will be suspended for the 12 months following the date of withdrawal. The suspension also applies to contributions to all other qualified and non-qualified plans sponsored by the Company in which you are a participant.

    11.2 RESTRICTION ON IN-SERVICE WITHDRAWALS.

         (a) Withdrawals pursuant to this Article shall be made as soon as practicable after the withdrawal request is submitted to the Committee by executing and filing with the Committee the form prescribed by the Committee.

         (b) Notwithstanding the provisions of this Article, no withdrawal shall be made from an Account to the extent such Account has been pledged to secure a loan under Article XII.

         (c) If a Member's Accounts from which a withdrawal is made are invested in more than one Investment Fund, the withdrawal shall be made pro rata from each Investment Fund in which such Accounts are invested.

         (d)  All withdrawals under this Article shall be paid in cash.

                                         XII.

                                        LOANS

    12.1 ELIGIBILITY FOR LOAN. Upon application by (1) any Member who is an Employee or (2) any Member no longer employed by the Employer, a Beneficiary of a deceased Member or an alternate payee under a qualified domestic relations order, as defined in section 414(p)(8) of the Code, who retains an Account balance under the Plan and who is a party-in-interest, as that term is defined in section 3(14) of the Act, as to the Plan (an individual who is eligible to apply for a loan under this Article being hereinafter referred to as a "Member" for purposes of this Article), the Committee may in its discretion direct the Trustee to make a loan or loans to such Member. Such loans shall be made pursuant to the provisions of the Committee's written loan procedure, which procedure is hereby incorporated by reference as a part of the Plan.

    12.2 MAXIMUM LOAN.

         (a) A loan to a Member may not exceed 50% of the then value of such Member's Vested Interest in his Accounts.

         (b) Paragraph (a) above to the contrary notwithstanding, the amount of a loan made to a Member under this Article shall not exceed an amount equal to the difference between:

              (1) The lesser of $50,000 (reduced by the excess, if any, of (A) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which the loan is made over (B) the outstanding balance of loans from the Plan on the date on which the loan is made) or one-half of the present value of the Member's total nonforfeitable accrued benefit under all qualified plans of the Employer or a Controlled Entity; minus

              (2) The total outstanding loan balance of the Member under all other loans from all qualified plans of the Employer or a Controlled Entity.

    12.3 MINIMUM LOAN. A loan to a Member may not be for an amount less than $1,000.00.

    12.4 INTEREST AND SECURITY.

         (a) Any loan made pursuant to this Article shall bear interest at a rate established by the Committee from time to time and communicated to the Members, which rate shall provide the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances.

         (b) Any loan shall be made as an investment of a segregated loan fund to be established in the Trust Fund for the Member to whom the loan is made. Any loan shall be considered to come, first, from the Member's Employee Contribution Account, second, from the Member's Rollover Contribution
Account, and, third, from the Member's Vested Interest in his


                                   XII-1

Employer Contribution Account. The Trustee shall fund a Member's segregated loan fund by liquidating such portion of the assets of the Accounts from which the Member's loan is to be made as is necessary to fund the loan and transferring the proceeds to such segregated loan fund. If a Member's Accounts are invested in more than one Investment Fund, the transfer shall be made pro rata from each such Investment Fund. The loan shall be secured by a pledge of the Member's segregated loan fund.

    12.5 REPAYMENT TERMS OF LOAN.

         (a) The Member shall be required, as a condition to receiving a loan, to enter into an irrevocable agreement authorizing the Employer to make payroll deductions from his Compensation so long as the Member is an Employee and to transfer such payroll deduction amounts to the Trustee in payment of such loan plus interest.

         (b) The terms of the loan shall (1) require level amortization with payments not less frequently than quarterly, (2) require that the loan be repaid within five years unless the Member certifies in writing to the Committee that the loan is to be used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as a principal residence of the Member, (3) allow prepayment without penalty, provided that any prepayment must be for the full outstanding loan balance (including interest), and (4) require that the balance of the loan (including interest) shall become due and payable (to the extent not otherwise due and payable) on the date the Member or, if applicable, the Member's Beneficiary, is first entitled to a distribution pursuant to the Plan (other than an in-service withdrawal) irrespective of whether such Member or Beneficiary elects or consents to such distribution and that such Member's outstanding loan balance (including interest) shall be repaid by offsetting such balance against the amount in the Member's segregated loan fund pledged as security for the loan. By agreeing to the pledge of the segregated loan fund as security for the loan, a Member shall be deemed to have consented to the distribution of such segregated loan fund prior to the time specified in section 411(a)(11) of the Code and the applicable Treasury regulations thereunder.

         (c) If the Member fails in any way to comply with the repayment terms of a loan, such loan shall be repaid by offsetting the Member's outstanding loan balance (including interest) against the amount in the Member's segregated loan fund pledged as security for the loan. Any such outstanding loan balance (including interest) shall be so offset and repaid as soon as administratively feasible after such failure to comply, and such repayment shall be prior to any withdrawal or distribution of benefits from the pledged portion of the Member's Accounts pursuant to the provisions of the Plan. Notwithstanding the foregoing, amounts in a Member's Employee Contributions Account may not be used to satisfy the payment of such loan (including interest) prior to the time such amounts are otherwise distributable from the Plan, and amounts in a Member's Employer Contribution Account may not be offset and used to satisfy the payment of such loan (including interest) prior to the earliest time such amounts are otherwise permitted to be distributed under applicable law.

         (d) The above notwithstanding, a Member who is on an unpaid leave of absence from the Employer may elect to suspend payments on his loan during such leave of absence for a period of up to one year. Upon such Member's return to active employment with the Employer at


                                   XII-2
the conclusion of such leave of absence or upon the expiration of such one-year period, if earlier, such Member shall be permitted to refinance his loan, including all accrued and unpaid interest, over a term that does not extend beyond the expiration of the original term of the loan.

         (e) Amounts tendered to the Trustee by a Member in repayment of a loan made pursuant to this Article (1) shall initially be credited to the Member's segregated loan fund, (2) then shall be transferred as soon as practicable following receipt thereof to the Account or Accounts from which the Member's loan was made, and (3) invested in accordance with Article V.

    12.6 LOAN LIMITS. No more than one loan made pursuant to this Article to a Member may be outstanding at any time. No more than one loan per year may be made to a Member pursuant to this Article. No loan will be made to a Member pursuant to this Article to enable such Member to pay off a loan previously made to such Member pursuant to this Article.

    12.7 LOAN FEES. The Committee may establish a fee to be charged to Members receiving loans pursuant to this Article, provided that such fees are nondiscriminatory and are communicated to the Plan Members. Any such fee shall be charged to the Accounts from which a Member's loan is being made.







                                   XII-3

                                      XIII.

                              ADMINISTRATION OF THE PLAN

    13.1 APPOINTMENT OF COMMITTEE. The general administration of the Plan shall be vested in the Committee. For purposes of the Act, the Committee shall be the Plan "administrator" and shall be the "named fiduciary" with respect to the general administration of the Plan (except as to the investment of the assets of the Trust Fund).

    13.2 COMPENSATION AND BONDING. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by the Act or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder.

    13.3 COMMITTEE POWERS AND DUTIES. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

         (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, provided such rules, regulations, and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

         (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan. In all cases, the construction necessary for the Plan to qualify under the applicable provisions of the Code shall control;

         (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

         (d) To employ and compensate such accountants, attorneys, investment advisors, actuaries, and other agents and employees as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

         (e) To determine in its discretion all questions relating to eligibility;

         (f) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;


                                  XIII-1

         (g) To prepare, file, and distribute, in such manner as the Committee determines to be appropriate, such information, and material as is required by the reporting and disclosure requirements of the Act;

         (h) To issue directions to the Trustee concerning all benefits that are to be paid from the Trust Fund pursuant to the provisions of the Plan; and

         (i) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

    13.4 COMPANY TO SUPPLY INFORMATION. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant's Compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.









                                  XIII-2

                                        XIV.

                       TRUSTEE AND ADMINISTRATION OF TRUST FUND

    14.1 APPOINTMENT, RESIGNATION, REMOVAL, AND REPLACEMENT OF TRUSTEE.

         (a) The Trustee shall be appointed, removed, and replaced by and in the sole discretion of the Directors. The Trustee shall be the "named fiduciary" with respect to investment of the Trust Fund's assets.

         (b) Any Trustee may resign at any time by giving at least thirty days' written notice of such resignation to the Directors. Any Trustee may be removed, with or without cause, by the Directors on written notice of such removal to such Trustee. The Directors may appoint a successor Trustee by written designation, a copy of which shall be delivered to the Committee and the former Trustee. If there would be no other Trustee then acting, the actual appointment and qualification of a successor Trustee to whom the Trust Fund may be transferred are conditions which must be fulfilled before the resignation or removal of a Trustee shall become effective. The Directors may by resolution increase or decrease the number of Trustees at any time acting hereunder.

    14.2 ACCEPTANCE OF FUND. The Trustee accepts the Trust Fund hereunder and agrees to accept and retain, manage, administer and hold the Trust Fund in accordance with the terms and provisions of this Plan. The Trustee shall receive any securities or other properties that are tendered to the Trustee pursuant to the Plan that are acceptable to the Trustee.

    14.2 COMMITTEE DISCHARGING DUTY. The Trustee may assume that the Committee is discharging its duties under the Plan until and unless the Trustee is notified to the contrary in writing by any person known to be a member of the Committee or by the Employer. Upon receipt of such notice, the Trustee may, if the Trustee so desires, apply to a court of competent jurisdiction for guidance with respect to the disposition of the Trust Fund.

    14.3 TAXES. If, pursuant to the provisions of any law now or hereafter enacted, any tax shall be imposed upon the Trustee with respect to the assets or income of the Trust Fund, the Trustee (without the necessity of any direction or approval by the Committee) may pay such tax from the Trust Fund, provided such payment is not otherwise prohibited by law. The Trustee, however, shall not be obligated to pay any such tax as long as the validity thereof is contested in good faith. In determining whether or not to pay any such tax, the Trustee may obtain the advice of counsel (including, but not limited to, counsel for the Employer or the Committee).

    14.4 POWERS OF THE TRUSTEE. Subject to any limitations stated elsewhere herein, in addition to the authority, rights, privileges, powers, and duties elsewhere herein vested in the Trustee and those now or hereafter conferred by law, the Trustee shall also have the following authority, rights, privileges, powers, and duties:

         (a) To hold, manage, control, collect, and use the Trust Fund in accordance with the terms of this instrument;


                                    XIV-1

         (b) To sell (for cash or on credit, or both), exchange, or otherwise dispose of, the whole or any part of the Trust Fund, at public or private sale; to lease (including, but not limited to, oil, gas, or mineral leases), rent, mortgage (including purchase money mortgages), pledge, or otherwise encumber the whole or any part of the Trust Fund; and to loan or borrow money in any manner, including by joint and several obligations, all upon such terms, regardless of the duration of the Trust, as the Trustee may deem advisable (provided that neither the Employer nor any Member may borrow from the Trust Fund except as otherwise permitted herein);

         (c) To invest or reinvest the Trust Fund in property of any description whatsoever (including, but not limited to, oil, gas, or mineral interests; common or preferred stock; shares of investment trusts or companies; bills, notes, and other evidences of indebtedness; non-income producing property; and property outside of Texas);

         (d) To make or hold investments of any part of the Trust Fund in common or undivided interest with other persons or entities, including an undivided interest in any property in which any Trustee, individually or otherwise, may hold an undivided interest; to buy from or sell to any person or entity to the extent not otherwise prohibited herein;

         (e) To make commingled, collective, or common investments and to invest and reinvest all or any portion of the Trust Fund collectively with funds of other pension and profit sharing trusts exempt from tax under section 501(a) of the Code by reason of qualifying under section 401(a) of said Code, including, without limitation, power to invest collectively with such other funds through the medium of one or more of the common, collective, or commingled trust funds, which has been or may hereafter be established and maintained by the Trustee or its affiliates. To the extent of the interest of the Trust Fund in any such collective trust, the agreement or declaration of trust establishing such collective trust shall be deemed to be adopted and made a part of the Plan and Trust as if set forth in full herein.

         (f) To deposit or invest all or a part of the Trust Fund in savings accounts, certificates of deposit, or other deposits that bear a reasonable rate of interest in a bank or similar financial institution, including the commercial department of the Trustee, if such bank or other institution is supervised by any agency of a state or the federal government.

         (g) To employ and compensate such attorneys, counsel, brokers, banks, investment advisors, or other agents, employees, or independent contractors and to delegate to them such of the duties, rights, and powers of the Trustee as may be deemed advisable in handling and administering the Plan;

         (h) To partition any property or interest held as a part of the Trust Fund and, in any and all such partitions, to pay or receive such money or property as may be necessary or advisable to equalize differences and to evaluate any property belonging to the Trust Fund;

         (i) To institute, join in, maintain, defend, compromise, submit to arbitration, or settle any litigation, claim, obligation, or controversy with respect to any matter affecting the


                                    XIV-2

    Trust Fund, regardless of the manner in which such matter may have arisen, all in the name of the Trustee and without the joinder of any Member; and

         (j) To hold uninvested for a reasonable period of time any moneys received by it until the same shall be invested or disbursed pursuant to the provisions of the Plan.

The Trustee is also authorized to exercise all the rights, powers, options, and privileges now or hereafter granted to, provided for, or vested in trustees under the Texas Trust Code, except as such may conflict with the terms of this instrument or applicable law. As far as possible, no subsequent legislation or regulation shall be in limitation of the rights, powers, or privileges granted the Trustee hereunder or set forth in the Texas Trust Code as it exists at the time of the execution hereof. Generally, the Trustee shall have, hold, manage, control, use, invest and reinvest, disburse, and dispose of the Trust Fund under all circumstances to the same extent as if the Trustee were the owner thereof in fee simple, subject only to such limitations as are contained herein and such applicable laws as cannot be waived. This instrument shall always be construed in favor of the validity of any act or omission by or of the Trustee. Notwithstanding the foregoing, the Trustee may not invest the Trust Fund assets in any Company security that is not a "qualifying Company security" or in any Company real property that is not "qualifying Company real property."
The Trustee may, however, acquire "qualifying Company securities" or "qualifying Company real property" as an investment, provided that any such acquisition or investment will not result in the Trust Fund's holding more than 50% of the then fair market value of the assets of the Trust Fund in "qualifying Company securities" and "qualifying Company real property." The term "qualifying Company securities" means stock or marketable obligations of the Company or an affiliate. The term "qualifying Company real property" means parcels of real property leased to the Company or an affiliate if a substantial number of the parcels are dispersed geographically and if each such parcel is suitable for, or adaptable to, more than one use.

    14.5 COMPENSATION, EXPENSES, AND BOND OF TRUSTEE.  Unless prohibited by
Section 14.10, the Trustee shall receive such compensation for services as Trustee hereunder as may be agreed upon from time to time by the Company and the Trustee. The Trustee shall be reimbursed for all reasonable expenses incurred while acting as Trustee as provided in Section 14.10. No bond or other security shall be required of the Trustee unless otherwise required by law or by the Company.

    14.6 RELIANCE. The Trustee shall be fully protected in relying upon a resolution of the Directors as to the membership of the Committee as it then exists and in continuing to rely upon such resolution until a subsequent resolution is filed with the Trustee by the Directors. The Trustee may accept as true all papers, certificates, statements, and representations of fact that are presented to the Trustee by the Committee without investigation, questioning, or verification if the Trustee believes same to be true and authentic, and the Trustee may rely solely on the written advice of the Committee with respect to any question of fact.

    14.7 ACCOUNTING. As soon as practicable after the end of each Plan Year, the Trustee shall render a written accounting of the administration of the Trust Fund showing all receipts and disbursements during the year and the then value of the assets of the Trust Fund. This accounting shall be transmitted to the Committee and to the Company.


                                    XIV-3

    14.8 JUDICIAL PROTECTION. The Trustee may seek judicial protection by any action or proceeding deemed necessary to settle the accounts of the Trustee or may obtain a judicial determination or a declaratory judgment as to a question of construction of the Plan. The Trustee must join as parties defendant in any such action only the Committee and the Company, although the Trustee may join other parties if the Trustee deems it advisable to do so.

    14.9 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, expenses of the Committee, and the cost of furnishing any bond or security required of the Committee shall be paid by the Trustee from the Trust Fund, and, until paid, shall constitute a claim against the Trust Fund which is paramount to the claims of Members and Beneficiaries; provided, however, that (a) the obligation of the Trustee to pay such expenses from the Trust Fund shall cease to exist to the extent such expenses are paid by the Employer and (b) in the event the Trustee's compensation is to be paid, pursuant to this Section, from the Trust Fund, any individual serving as Trustee who already receives full-time pay from an employer or an association of employers whose employees are participants in the Plan, or from an employee organization whose members are participants in the Plan, shall not receive any additional compensation for serving as Trustee. This Section shall be deemed to be a part of any contract to provide for expenses of Plan and Trust administration, whether or not the signatory to such contract is, as a matter of convenience, the Employer.

    14.10 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures, and any and all moneys, securities, and properties of any kind at any time received or held by the Trustee hereunder shall be held for investment purposes as a commingled Trust Fund. The Committee shall maintain Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

    14.11 DISTRIBUTIONS FROM MEMBERS' ACCOUNTS. Distributions from a Member's Accounts shall be made by the Trustee only if, when, and in the amount and manner directed in writing by the Committee. Any distribution made to a Member or for his benefit shall be debited to such Member's Account or Accounts. All distributions hereunder shall be made in cash except as otherwise specifically provided herein.

    14.12  PAYMENTS SOLELY FROM TRUST FUND.  All benefits payable under the
Plan shall be paid or provided for solely from the Trust Fund, and neither the Employer nor the Trustee assumes any liability or responsibility for the adequacy thereof. The Committee or the Trustee may require execution and delivery of such instruments as are deemed necessary to assure proper payment of any benefits.

    14.13 NO BENEFITS TO THE EMPLOYER. No part of the corpus or income of the Trust Fund shall be used for any purpose other than the exclusive purpose of providing benefits for the Members and their Beneficiaries and of defraying reasonable expenses of administering the Plan. Anything to the contrary herein notwithstanding, the Plan shall not be construed to vest any rights in the Employer other than those specifically given hereunder.


                                    XIV-4

                                         XV.

                                 FIDUCIARY PROVISIONS

    15.1 ARTICLE CONTROLS. This Article shall control over any contrary, inconsistent or ambiguous provisions contained in the Plan.

    15.2 GENERAL ALLOCATION OF FIDUCIARY DUTIES. Each fiduciary with respect to the Plan shall have only those specific powers, duties, responsibilities and obligations as are specifically given him under the Plan. The Directors shall have the sole authority to appoint and remove the Trustee and members of the Committee. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described herein. Except as otherwise specifically provided herein [and in the Trust Agreement], the Trustee shall have the sole responsibility for the administration, investment, and management of the assets held under the Plan. It is intended under the Plan that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations hereunder and shall not be responsible for any act or failure to act of another fiduciary except to the extent provided by law or as specifically provided herein.

    15.3 FIDUCIARY DUTY. Each fiduciary under the Plan, including, but not limited to, the Committee and the Trustee as "named fiduciaries," shall discharge his duties and responsibilities with respect to the Plan:

         (a) Solely in the interest of the Members, for the exclusive purpose of providing benefits to Members and their Beneficiaries and of defraying reasonable expenses of administering the Plan;

         (b) With the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

         (c) By diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is prudent not to do so; and

         (d) In accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with applicable law.

No fiduciary shall cause the Plan or Trust Fund to enter into a "prohibited transaction" as provided in section 4975 of the Code or section 406 of the Act.

    15.4 DELEGATION AND ALLOCATION OF FIDUCIARY DUTIES. The Committee may appoint subcommittees, individuals or any other agents as it deems advisable and may delegate to any of such appointees any or all of the powers and duties of the Committee. Such appointment and delegation must be in writing, specifying the powers or duties being delegated, and must be accepted in writing by the delegatee. Upon such appointment, delegation and acceptance, the delegating Committee members shall have no liability for the acts or omissions of any such delegatee, as long as the delegating Committee members do not violate any fiduciary responsibility in making or continuing such delegation.

                                         XVI.

                                      AMENDMENTS

    16.1 RIGHT TO AMEND. Subject to Section 16.2 and any other limitations contained in the Act or the Code, the Committee (acting pursuant to powers delegated to it by the Company pursuant to the Company's adoption of the Plan) may from time to time amend, in whole or in part, any or all of the provisions of the Plan on behalf of the Company and all Employers. Specifically, but not by way of limitation, the Committee may make any amendment necessary to acquire and maintain a qualified status for the Plan under the Code, whether or not retroactive.

    16.2 LIMITATION ON AMENDMENTS. No amendment of the Plan shall be made that would vest in the Employer, directly or indirectly, any interest in or control of the Trust Fund. No amendment shall be made that would vary the Plan's exclusive purpose of providing benefits to Members and their Beneficiaries and of defraying reasonable expenses of administering the Plan or that would permit the diversion of any part of the Trust Fund from that exclusive purpose. No amendment shall be made that would reduce any then nonforfeitable interest of a Member. No amendment shall increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing.





                                    XVI-1

                                        XVII.

                    DISCONTINUANCE OF CONTRIBUTIONS, TERMINATION,
                   PARTIAL TERMINATION, AND MERGER OR CONSOLIDATION

    17.1 RIGHT TO DISCONTINUE CONTRIBUTIONS, TERMINATE, OR PARTIALLY TERMINATE. The Employer has established the Plan with the bona fide intention and expectation that from year to year it will be able to, and will deem it advisable to, make its contributions as herein provided. However, the Directors realize that circumstances not now foreseen, or circumstances beyond its control, may make it either impossible or inadvisable for the Employer to continue to make its contributions to the Plan. Therefore, the Directors shall have the power to discontinue contributions to the Plan, terminate the Plan, or partially terminate the Plan at any time hereafter.
Each member of the Committee and the Trustee shall be notified of such discontinuance, termination, or partial termination.

    17.2 PROCEDURE IN THE EVENT OF DISCONTINUANCE OF CONTRIBUTIONS, TERMINATION, OR PARTIAL TERMINATION.

         (a) If the Plan is amended so as to permanently discontinue Employer Contributions, or if Employer Contributions are in fact permanently discontinued, the Vested Interest of each affected Member shall be 100%, effective as of the date of discontinuance. In case of such discontinuance, the Committee shall remain in existence and all other provisions of the Plan that are necessary, in the opinion of the Committee, for equitable operation of the Plan shall remain in force.

         (b) If the Plan is terminated or partially terminated, the Vested Interest of each affected Member shall be 100%, effective as of the termination date or partial termination date, as applicable. Unless the Plan is otherwise amended prior to dissolution of the Company, the Plan shall terminate as of the date of dissolution of the Company.

         (c) Upon discontinuance of contributions, termination, or partial termination, any previously unallocated contributions, forfeitures, and net income (or net loss) shall be allocated among the Accounts of the Members on such date of discontinuance, termination, or partial termination according to the provisions of Article IV, as if such date of discontinuance, termination, or partial termination were a Valuation Date. Thereafter, the net income (or net loss) shall continue to be allocated to the Accounts of the Members until the balances of the Accounts are distributed. In the event of termination, the date of the final distribution shall be treated as a Valuation Date.

         (d) In the case of a termination or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the Trustee shall pay the balance of the Accounts of a Member for whom the Plan is so terminated, or who is affected by such partial termination, to such Member, subject to the time of payment, form of payment, and consent provisions of Article X.

    17.3 MERGER, CONSOLIDATION, OR TRANSFER. This Plan and Trust Fund may not merge or consolidate with, or transfer its assets or liabilities to, any other plan, unless immediately thereafter each Member would, in the event such other plan terminated, be entitled to a benefit which is equal


                                    XVII-1
to or greater than the benefit to which he would have been entitled if the Plan were terminated immediately before the merger, consolidation, or transfer.














                                    XVII-2

                                        XVIII.

                               PARTICIPATING EMPLOYERS

    18.1 EMPLOYERS.

         (a) Each Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution to the Trust Fund pursuant to the terms of the Plan.

         (b) The provisions of the Plan shall apply separately and equally to each Employer and its Employees in the same manner as is expressly provided for the Company and its Employees, except that the power to appoint or otherwise affect the Committee or the Trustee and the power to amend or terminate the Plan shall be exercised by the Company alone.

         (c) Transfer of employment among Employers shall not be considered a termination of employment hereunder, and Service with one shall be considered as Service with all others.

    18.2 SINGLE PLAN. For purposes of the Code and the Act, the Plan as adopted by the Employers shall constitute a single plan rather than a separate plan of each Employer. All assets in the Trust Fund shall be available to pay benefits to all Members and their Beneficiaries.


                                   XVIII-1

                                         XIX.

                               MISCELLANEOUS PROVISIONS

    19.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person's right to terminate his employment at any time.

    19.2 ALIENATION OF INTEREST FORBIDDEN. Except as otherwise provided with respect to "qualified domestic relations orders" pursuant to section 206(d) of the Act and sections 401(a)(13) and 414(p) of the Code and except as otherwise provided under other applicable law, no right or interest of any kind in any benefit shall be transferable or assignable by any Member or any Beneficiary or be subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment, execution, or levy of any kind. Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of any "qualified domestic relations order," including an order that requires distributions to an alternate payee prior to a Member's "earliest retirement age" as such term is defined in section 206(d)(3)(E)(ii) of the Act and section 414(p)(4)(B) of the Code, and shall establish appropriate procedures to effect the same.

    19.3 UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT REQUIREMENTS. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

    19.4 PAYMENTS TO MINORS AND INCOMPETENTS. If a Member or Beneficiary entitled to receive a benefit under the Plan is a minor or is determined by the Committee in its discretion to be incompetent or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for a benefit provided under the Plan, the Committee may pay such benefit to the duly appointed guardian or conservator of such Member or Beneficiary for the account of such Member or Beneficiary. If no guardian or conservator has been appointed for such Member or Beneficiary, the Committee may pay such benefit to any third party who is determined by the Committee, in its sole discretion, to be authorized to receive such benefit for the account of such Member or Beneficiary. Such payment shall operate as a full discharge of all liabilities and obligations of the Committee, the Trustee, the Employer, and any fiduciary of the Plan with respect to such benefit.

    19.5 MEMBER'S ADDRESS. It shall be the affirmative duty of each Member to inform the Committee of, and to keep on file with the Committee, his current mailing address and the current mailing address of his designated Beneficiary. If a Member fails to keep the Committee informed of his current mailing address and the current mailing address of his designated Beneficiary, neither the Committee, the Trustee, the Employer, nor any fiduciary under the Plan shall be responsible for any


                                    XIX-1
late or lost payment of a benefit or for failure of any notice to be provided timely under the terms of the Plan.

    19.6 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

    19.7 JURISDICTION. The situs of the Plan and the Trust hereby created is Texas. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.












                                    XIX-2

    EXECUTED this ____ day of _______________________, 1997.



                                       DRESSER INDUSTRIES, INC.



                                       By:
                                          ---------------------------------

                                 ALEXANDRIA ADDENDUM

                                    [Text to Come]

                                  WAUKESHA ADDENDUM

                                    [Text to Come]